UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Ameresco, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 410, Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On June 30, 2015, Ameresco, Inc. (“Ameresco”) entered into a third amended and restated bank credit facility with Bank of America, N.A. and Webster Bank, N.A., for whom Bank of America, N.A. acts as Administrative Agent. The new credit facility replaces and extends Ameresco’s existing credit facility, which was scheduled to expire in accordance with its terms on June 30, 2016. Ameresco expects to use the new credit facility for general corporate purposes of Ameresco and its subsidiaries, including permitted acquisitions, refinancing of existing indebtedness and working capital.

The credit facility consists of a $60 million revolving credit facility and an approximately $17.1 million term loan. The amount of the term loan represents the amount outstanding under Ameresco’s existing term loan at closing. The revolving credit facility may be increased by up to an additional $25 million at Ameresco’s option if lenders are willing to provide such increased commitments, subject to certain conditions. Up to $20 million of the revolving credit facility may be borrowed in Canadian dollars, Euros and Pounds Sterling. Ameresco is the sole borrower under the credit facility. The obligations under the credit facility are guaranteed by certain of Ameresco’s direct and indirect wholly owned domestic subsidiaries and are secured by a pledge of all of Ameresco’s and such subsidiary guarantors’ assets, other than the equity interests of certain subsidiaries and assets held in non-core subsidiaries (as defined in the agreement). Immediately following the closing, there was approximately $8.5 million of borrowings outstanding under the revolving credit facility and $17.1 million outstanding under the term loan.

The interest rate for borrowings under the credit facility is based on, at Ameresco’s option, either (1) a base rate equal to a margin of 0.50% or 0.25%, depending on Ameresco’s ratio of Total Funded Debt to EBITDA (each as defined in the agreement), over the highest of (a) the Federal funds effective rate, plus 0.50%, (b) Bank of America’s prime rate and (c) a rate based on the London interbank deposit rate (“LIBOR”) plus 1.50%, or (2) the one-, two- three- or six-month LIBOR plus a margin of 2.00% or 1.75%, depending on Ameresco’s ratio of Total Funded Debt to EBITDA. A commitment fee of 0.375% is payable quarterly on the undrawn portion of the revolving credit facility. Immediately following the closing, the interest rate for borrowings under the revolving credit facility was 3.50% and interest rate for borrowings under the term loan was 2.03%. Interest on the term loan has been swapped into a fixed rate of 3.72%.

The revolving credit facility does not require amortization of principal. The term loan requires quarterly principal payments of $1,428,571.43, with the balance due at maturity. All borrowings may be paid before maturity in whole or in part at Ameresco’s option without penalty or premium, other than reimbursement of any breakage and deployment costs in the case of LIBOR borrowings.

The credit facility limits Ameresco’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; merge, liquidate or dispose of assets; make acquisitions or other investments; enter into hedging agreements; pay dividends and make other distributions and engage in transactions with affiliates, except in the ordinary course of business on an arms’ length basis.

Under the credit facility, Ameresco and its subsidiaries may not invest cash or property in, or loan to, Ameresco’s non-core subsidiaries in aggregate amounts exceeding 49% of Ameresco’s consolidated stockholders’ equity. In addition, under the credit facility, Ameresco and its core subsidiaries must maintain the following financial covenants:

•	a ratio of total funded debt to EBITDA of less than 2.0 to 1.0; and

•	a debt service coverage ratio (as defined in the agreement) of at least 1.5 to 1.0.

Any failure to comply with the financial or other covenants of the credit facility would not only prevent Ameresco from being able to borrow additional funds, but would constitute a default, permitting the lenders to, among other things, accelerate the amounts outstanding, including all accrued interest and unpaid fees, under the credit facility, to terminate the credit facility, and enforce liens against the collateral.

The credit facility also includes several other customary events of default, including a change in control of Ameresco, permitting the lenders to accelerate the indebtedness, terminate the credit facility, and enforce liens against the collateral.

The revolving credit facility matures on June 30, 2020 and the term loan facility matures on June 30, 2018, when all amounts will be due and payable in full.

Other than Webster Bank, N.A., the lenders, agents and other parties to the Third Amended and Restated Credit and Security Agreement (the “Credit Agreement”), and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, capital markets and other advisory services to Ameresco, Inc. or its subsidiaries; they have received, and may in the future receive, customary compensation from Ameresco, Inc. or its subsidiaries for such services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The discussion in Item 1.01 is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed on the Exhibit Index immediately following the signature page is filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.

Date: July 2, 2015	By:	/s/ John R. Granara, III
John R. Granara, III
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amended and Restated Credit and Security Agreement dated as of June 30, 2015 among Ameresco, Inc., certain guarantors party thereto, certain lenders party thereto from time to time and Bank of America, N.A. as Administrative Agent.